Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES FISCAL YEAR 2006 FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS ;
COMMENTS ON OUTLOOK
GREEN BAY, WI (December 19, 2006)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2006 sales were $100,284,000, up 26% over fiscal year 2005 sales. For the fiscal year 2006 fourth quarter, sales increased to $28,453,000, or up 43% compared to the fourth quarter of fiscal year 2005.
Net income per diluted share for the 2006 fourth quarter was $0.01 per share compared to $0.02 net income per diluted share for the fourth quarter of 2005. For the fiscal year 2006, net income was $0.12 per share, compared to net income of $0.15 per diluted share for fiscal year 2005. Tufco President and CEO Louis LeCalsey, offered these comments on the year: “Fiscal 2006 has been a significant business building year with two new production line start ups under a long term supply contract. Our success in increasing revenues underscores the soundness of our strategic positioning and customer confidence in our capabilities and execution. While we entered the year with an aggressive budget to increase net income, we ended the year below our expected profit results but with a significant increase to net revenues. The fourth quarter was particularly negatively impacted by excess labor and material waste costs due to start-up of over 50 new SKU’s under the new contract, which is the single largest and most complex start up ever undertaken by Tufco. As we commented in our third quarter earnings release, we fully expected these costs to impact our fourth quarter until automation became effective. However, vendor machine delivery delays have slowed full automation implementation impacting fourth quarter costs and we are now forecasting this work to be complete mid-first quarter of fiscal 2007. Despite significant growth in new business, we have also experienced some volume declines in our base business offsetting some of the growth we have achieved.”
“While significant attention is being paid to the short term issues around labor and waste and customer demand, we have not lost focus on continuing business building across Tufco’s portfolio and Newton continues to maintain and grow its business. As we address what we believe are short term issues, we continue to be cautiously optimistic about our longer term earnings opportunities.”
“As I previously said, over the past five years we transitioned through the early stages of implementation of our business growth strategy to shift Tufco from a converter of commodity towels and tissue roll products to a contract manufacturer of distinctive, value-added nonwoven wipes and printed products and business imaging products. We continue to believe this is the correct long term business strategy, positioning the company into product areas showing growing demand and leveraging our distinct manufacturing competencies in market sectors with relatively few competitors and high customer switch out costs” he concluded.
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2006 results in comparison to fiscal 2005, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, and the Company’s ability to improve the run rates for its product. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	September 30,	September 30,
	2006	2005
ASSETS

Cash & Cash Equivalents	$5	$6
Accounts Receivable — Net	15,079	9,728
Inventories	14,125	10,138
Other Current Assets	1,173	1,256

Total Current Assets	30,382	21,128

Property, Plant and Equipment — Net	18,941	15,657
Goodwill — Net	7,212	7,212
Other Assets	154	489

Total	$56,689	$44,486

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$9,923	$4,689
Accrued Liabilities	1,050	1,030

Total Current Liabilities	10,973	5,719

Long-Term Debt	7,073	1,113
Deferred Income Taxes	2,103	1,737

Common Stock and Paid-in Capital	25,274	25,145
Retained Earnings	12,408	11,845
Treasury Stock	(1,142)	(1,073)

Total Stockholders’ Equity	36,540	35,917

Total	$56,689	$44,486

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Sales	$28,453	$19,949	$100,284	$79,781

Cost of Sales	27,421	18,657	95,239	74,447

Gross Profit	1,032	1,292	5,045	5,334

SG&A Expense	864	1,111	3,977	4,587
(Gain) Loss on Asset Sales	—	—	—	(442)

Operating Income	168	181	1,068	1,189

Interest Expense (Income)	119	18	310	63
Interest Income and Other (Income) Expense	3	(1)	(59)	(26)

Income Before Income Tax	46	164	817	1,152

Income Tax Expense	18	64	254	452

Net Income	$28	$100	$563	$700

Net Income Per Share:
Basic	$0.01	$0.02	$0.12	$0.15
Diluted	$0.01	$0.02	$0.12	$0.15

Weighted Average Common Shares Outstanding:
Basic	4,535,244	4,546,970	4,538,109	4,564,664
Diluted	4,552,942	4,553,572	4,550,439	4,582,716